Exhibit 99.1

Mitek Systems Responds to USAA Lawsuit Allegations

SAN DIEGO – April 11, 2012 – In a lawsuit filed on March 29, 2012, USAA sought a declaratory judgment that it did not infringe five Mobile Deposit® patents issued to Mitek Systems (NASDAQ: MITK, www.miteksystems.com), a leading mobile imaging software solutions provider. Mitek believes it will soon demonstrate in court, USAA’s Deposit@Mobile product infringes Mitek’s patented technology for mobile deposit applications.

USAA also alleges that Mitek took information, put it into a patent application, launched a product, and concealed these events from USAA. Mitek believes it will demonstrate that USAA’s trade secret allegations are demonstrably false.

Mitek believes that the evidence will ultimately show that Mitek’s engineers independently developed its Mobile Deposit software and related patents based on Mitek’s own ideas. Far from concealing the facts from USAA, Mitek launched its Mobile Deposit product in January 2008 and repeatedly and openly made USAA aware of the product at multiple points during 2008 and afterwards. USAA launched its own mobile check deposit application utilizing Mitek’s patented technology in or around August 2009, more than a year after Mitek, and long after it first learned about Mitek’s product.

For these reasons, Mitek believes that USAA’s allegation in Paragraph 27 of its Complaint is dishonest. As email records show, the truth is that USAA knew about Mitek’s product by early 2008, watched its progress during 2008, and admitted in October 2008 that Mitek was a market leader.

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On January 16 and 22, 2008, Mitek emailed USAA employees to announce the new Mobile Deposit product, and to suggest that it might work well for an existing USAA product which used stationary scanners. USAA responded by acknowledging Mitek’s “exciting” development and expressing interest in adding a mobile capacity to its product.

Mitek Systems Responds to USAA Lawsuit Allegations

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Mitek – including its CEO – then traveled to USAA’s office on February 8, 2008 to brief USAA on Mobile Deposit. The parties signed a nondisclosure agreement before the meeting – an agreement about which USAA’s Complaint is conspicuously silent, despite detailing the parties’ other nondisclosure contracts.

•	During the spring of 2008, Mitek repeatedly invited USAA to participate in a pilot project for Mobile Deposit.

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On October 20, 2008, after Mitek emailed a USAA manager to describe new Mobile Deposit algorithms and features, the USAA manager responded by stating that he had been following Mitek’s progress, congratulated Mitek on that progress, and added that “Certainly Mitek is on the leading edge of this space and hopefully you will see some great adoption.”

•	Throughout these communications, USAA never once suggested that the product was based on purported USAA trade secrets.

Mitek will combat USAA’s false allegations aggressively to protect its patent portfolio and its market-leading software. “We look forward to vindicating our intellectual property rights, our pioneering patents, and our market-leading products,” stated Mitek CEO James DeBello.

The Company has retained Wilson Sonsini Goodrich & Rosati as legal counsel.

About Mitek Systems

Headquartered in San Diego, Calif., Mitek Systems (NASDAQ: MITK) is a mobile imaging software solutions provider that allows users to remotely deposit checks, pay their bills, get insurance quotes, and transfer credit card balances by snapping a picture with their camera-equipped smartphones and tablets instead of using the device keyboard. Mitek’s technology increases convenience for the consumer by eliminating the need to go to the bank branch or automated teller machine, and dramatically reduces processing and customer acquisition costs while increasing customer retention. With a strong patent portfolio, Mitek is positioned as the leading innovator in mobile imaging software and currently provides its solutions to Fortune 500 financial services companies. For more information about Mitek Systems, please visit www.miteksystems.com.

Mitek Systems Responds to USAA Lawsuit Allegations

Forward-Looking Statements

Statements contained in this news release relating to the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company’s long-term prospects, market opportunities beyond financial services and the outcome of litigation are forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks that the Company will not be able to withstand negative conditions in the global economy, a lack of demand for or market acceptance of the Company’s products, the Company’s ability to continue to develop, produce and introduce innovative new products in a timely manner or the outcome of litigation. Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year September 30, 2011 and its quarterly reports on Form 10-Q and current reports on Form 8-K, which you may obtain for free on the SEC’s website at www.sec.gov. Collectively, these risks and uncertainties could cause the Company’s actual results to differ materially from those projected in its forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

© 2012 Mitek Systems. All rights reserved. The Mitek Systems name and logo and Mobile Deposit® are registered trademarks of Mitek Systems, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

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Investor Relations Contact:

Julie Cunningham

858.309.1780

ir@miteksystems.com

Media Relations Contact:

Sarah Schulz

miteksystems@mix-pr.com